SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                             (Amendment No.     )


Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

 [ ] Preliminary Proxy Statement

 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
                    6(e)(2))

 [x] Definitive Proxy Statement

 [ ] Definitive Additional Materials

 [ ] Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12


                        PROGENICS PHARMACEUTICALS, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [x] No fee required

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
                                                                       -------
     2) Aggregate number of securities to which transaction applies:
                                                                    -------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                               -------
     4)  Proposed aggregate value of transaction:
                                                 -------
     5)  Total fee paid:

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
                               -------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
                     -------
     4) Date Filed:
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
                        PROGENICS PHARMACEUTICALS, INC.
                          777 Old Saw Mill River Road
                           Tarrytown, New York 10591


                                                                    May 1, 2000



Dear Stockholder:

          You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, June 28, 2000 at 11:00 a.m. local time at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York.

          At this meeting, you will be asked to consider and vote upon the election of directors of the Company, the amendment of the Company's Amended 1996 Stock Incentive Plan and the ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2000.

          The Board of Directors appreciates and encourages stockholder participation in the Company's affairs and cordially invites you to attend the meeting in person. It is in any event important that your shares be represented and we ask that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

          Thank you for your cooperation.

                                   Very truly yours,

                                   PAUL J. MADDON, M.D., PH.D.
                                   Chairman of the Board of Directors

                        PROGENICS PHARMACEUTICALS, INC.
                          777 Old Saw Mill River Road
                           Tarrytown, New York 10591

                       ________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       ________________________________

                                                            Tarrytown, New York
                                                                    May 1, 2000

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PROGENICS PHARMACEUTICALS, INC. (the "Company"), a Delaware corporation, will be held at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York on Wednesday, June 28, 2000 at 11:00 a.m. local time, for the purposes of considering and voting upon the following matters, as more fully described in the attached Proxy Statement:

          1. To elect eight directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

          2. To approve and adopt an amendment to the Company's Amended 1996 Stock Incentive Plan providing among other things for the increase in the maximum number of shares of the Company's Common Stock available thereunder for issuance from 2,000,000 to 4,000,000;

          3. To ratify the Board of Directors' selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Only those stockholders of record at the close of business on May 1, 2000 will be entitled to receive notice of, and vote at, said meeting. A list of stockholders entitled to vote at the meeting is open to examination by any stockholder at the principal offices of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

          All stockholders are cordially invited to attend the meeting in person. In any event, please mark your votes, then date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. Please note that the accompanying form of proxy must be returned to record your vote. The proxy is revocable by you at any time prior to its exercise. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

                                   By order of the Board of Directors

                                   ROBERT A. MCKINNEY
                                   Secretary

                        PROGENICS PHARMACEUTICALS, INC.
                          777 Old Saw Mill River Road
                           Tarrytown, New York 10591

                       ________________________________

                                PROXY STATEMENT
                       ________________________________


          This Proxy Statement is furnished to holders of the Common Stock, par value $.0013 per share (the "Common Stock"), of Progenics Pharmaceuticals, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company, for use at the Annual Meeting of Stockholders to be held at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York on Wednesday, June 28, 2000, at 11:00 a.m. local time, and at any and all adjournments thereof. Stockholders may revoke the authority granted by their execution of proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company. The Company may also enlist the aid of brokerage houses or the Company's transfer agent in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about May 5, 2000.

          Shares of the Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them FOR the election of the eight nominees named herein, FOR the approval and adoption of the amendment to the Company's Amended 1996 Stock Incentive Plan and FOR ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 2000.

          If a quorum is present at the meeting, those nominees receiving a plurality of the votes cast will be elected as directors. A majority of the votes cast (excluding abstentions and broker non-votes) will be required for the approval and adoption of the amendment to the Company's Amended 1996 Stock Incentive Plan and the ratification of the Board's selection of PricewaterhouseCoopers LLP as the Company's independent accountants.


                                    VOTING

          Only stockholders of record at the close of business on May 1, 2000 will be entitled to vote at the meeting or any and all adjournments thereof.
As of May 1, 2000 the Company had outstanding 12,137,650 shares of the Common Stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of the Common Stock registered in his or her name on the record date. A majority of all shares of the Common Stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

                BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
                          STOCKHOLDERS AND MANAGEMENT

          The following table sets forth certain information, as of April 12, 2000, except as noted, regarding the beneficial ownership of the Common Stock by (i) each person or group known to the Company to be the beneficial owner of more than 5% of the Common Stock outstanding, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named below and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

                                              Number of Shares
                                                Beneficially    Percent of
Name and Address of Beneficial Owner (1)         Owned (2)       Class (2)
-------------------------------------------   ----------------  ----------
Entities affiliated with Tudor Investment
  Corporation (3).........................         2,384,314       19.3%
  600 Steamboat Road with
  Greenwich, CT 06830
Paul Tudor Jones, II (4)..................         2,930,439       23.8%
  600 Steamboat Road
  Greenwich, CT 06830
Paul J. Maddon, M.D., Ph.D. (5)...........         1,529,563       11.7%
Ronald J. Prentki (6).....................            31,214         *
Charles A. Baker (7)......................            60,981         *
Kurt W. Briner (8)........................            25,000         *
Mark F. Dalton (9)........................         2,503,814       20.3%
Stephen P. Goff, Ph.D. (10)...............            77,250         *
Paul F. Jacobson (11).....................           204,039        1.7%
David A. Scheinberg, M.D., Ph.D. (12).....           180,208        1.5%
Robert J. Israel, M.D. (13)...............            97,678         *
Robert A. McKinney (14)...................            53,210         *
Kenneth G. Surowitz, Ph.D.................               -           -
All directors and executive officers
  as a group (15).........................         4,774,263       34.8%
-----------------------------
*  Less than 1%

(1) Unless otherwise specified, the address of each beneficial owner is c/o the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

(2) Except as indicated and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of Common Stock listed. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that may be exercised within 60 days after April 12, 2000. Shares pursuant to such options and warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options and warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(3) Based on a Schedule 13G/A filed February 9, 2000, the number of shares owned by entities affiliated with Tudor Investment Corporation ("TIC") consists of 1,704,501 shares held of record by The Tudor BVI Portfolio Ltd., an international business company organized under the law of the Cayman Islands ("Tudor BVI"), 142,851 shares of Common Stock issuable to Tudor BVI upon the exercise of currently exercisable warrants, 287,813 shares held of record by TIC, 164,499 shares held of record by Tudor Arbitrage Partners L.P. ("TAP"), 41,125 shares of Common Stock issuable to

    TAP upon the exercise of currently exercisable warrants, 22,500 shares held of record by Tudor Proprietary Trading, L.L.C. ("TPT"), 5,625 shares of Common Stock issuable to TPT upon the exercise of currently exercisable warrants and 15,400 shares of Common Stock issuable to Tudor Global Trading LLC ("TGT") upon the exercise of currently exercisable warrants. In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own the shares held by such entity. TIC disclaims beneficial ownership of such shares. TGT is the general partner of TAP. TGT disclaims beneficial ownership of shares held by TAP. The number set forth does not include shares owned of record by Mr. Jones and Mr. Dalton. See Notes 4 and 9.

(4) Includes 2,384,314 shares beneficially owned by entities affiliated with TIC. Mr. Jones is the Chairman and principal stockholder of TIC, the Chairman and indirect principal equity owner of TGT, the indirect principal equity owner of TAP and the Chairman and indirect principal equity owner of TPT. Mr. Jones may be deemed the beneficial owner of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. Mr. Jones disclaims beneficial ownership of such shares. See Note 3.

(5) Includes 899,774 shares subject to stock options held by Dr. Maddon and exercisable within 60 days of the date hereof.

(6) Includes 22,800 shares subject to stock options held by Mr. Prentki exercisable within 60 days of the date hereof.

(7) Includes 18,481 shares owned by the Baker Family Limited Partnership and 42,500 shares subject to stock options held by Mr. Baker and exercisable within 60 days of the date hereof.

(8) Includes 25,000 shares subject to stock options held by Mr. Briner exercisable within 60 days of the date hereof.

(9) Includes 88,000 shares held of record directly by Mr. Dalton, 15,000 shares subject to options held by Mr. Dalton exercisable within 60 days of the date hereof and 16,500 shares of record held by DF Partners, a family partnership of which Mr. Dalton is the managing general partner with a 5% interest. The remaining 95% partnership interest is held by trusts for the benefit of Mr. Dalton's children. As to such 95% interest, Mr. Dalton disclaims beneficial interest. The number set forth includes 2,384,314 shares beneficially owned by entities affiliated with TIC. Mr. Dalton is President of TIC, TGT and TPT. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. See Note 3.

(10)Includes 43,750 shares subject to stock options held by Dr. Goff exercisable within 60 days of the date hereof.

(11)Includes 18,750 shares of Common Stock issuable to Mr. Jacobson upon the exercise of currently exercisable stock options or warrants.

(12)Includes 175,520 shares subject to stock options held by Dr. Scheinberg exercisable within 60 days of the date hereof.

(13)Includes 95,000 shares subject to stock options held by Dr. Israel exercisable within 60 days of the date hereof.

(14)Includes 51,500 shares subject to stock options held by Mr. McKinney exercisable within 60 days of the date hereof.

(15)Includes shares held by affiliated entities as set forth in the above table and 1,583,345 shares in the aggregate issuable upon the exercise of stock options or warrants held by officers or directors or entities deemed affiliates of certain directors.

                      PROPOSAL I:  ELECTION OF DIRECTORS

          At the meeting, eight directors (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The proxies given pursuant to this solicitation will be voted in favor of the eight nominees listed below unless authority is withheld. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the proxy. The Board of Directors has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of those shares voted at the meeting with respect to the election of directors.

Information Concerning Nominees

          The persons nominated as directors of the Company (all of whom are currently directors of the Company), their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                                            Year
                                            First
                                           Elected
     Name                             Age  Director  Position with the Company
------------------------------------  ---  --------  -------------------------
Paul J. Maddon, M.D., Ph.D..........   40    1986    Chairman of the Board of
                                                     Directors, Chief
                                                     Executive Officer and
                                                     Chief Science Officer
Ronald J. Prentki...................   42    1998    Director and President
Charles A. Baker (1)................   67    1994    Director
Kurt W. Briner......................   55    1998    Director
Mark F. Dalton (1)..................   49    1990    Director
Stephen P. Goff, Ph.D. (2)..........   48    1993    Director
Paul F. Jacobson (1)(2).............   45    1990    Director
David A. Scheinberg, M.D., Ph.D. (2)   44    1996    Director
-----------------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

     Paul J. Maddon, M.D., Ph.D. is the founder of the Company and has served in various capacities since its inception, including Chairman of the Board of Directors, Chief Executive Officer, President and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on two NIH scientific review committees and is a member of the editorial board of the Journal of Virology. He received a B.A. in biochemistry and mathematics and an M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University. Dr. Maddon has been an Adjunct Assistant Professor of Medicine at Columbia University since 1989.

     Ronald J. Prentki has been President of the Company since July of 1998. Prior thereto, he was Vice President of Business Development and Strategic Planning at Hoffmann-La Roche Inc. from 1996 to 1998, Vice President of Business Development at Sterling Winthrop (subsequently acquired by Sanofi Pharmaceuticals) from 1990 to 1996 and Director of Cardiovascular Products with Bristol-Myers Squibb International Division prior to 1990. Mr. Prentki received a B.S. in microbiology and Public Health from Michigan State University and an MBA from the University of Detroit.

     Charles A. Baker has been the Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a biotechnology company located in Princeton, NJ, since 1989. Mr. Baker is currently a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. He is a member of the Council of Visitors of the Marine Biological Laboratory at Woods Hole, MA. Mr. Baker has more than 30 years of pharmaceutical industry experience, and has held senior management positions at Pfizer, Abbott Laboratories, Squibb Corporation, and A.L. Laboratories. Mr. Baker received a B.A. from Swarthmore College and a J.D. from Columbia University.

     Kurt W. Briner is retired President and Chief Executive Officer of Sanofi Pharma S.A. in Geneva, Switzerland, a position he held from 1988, and he has nearly 30 years' experience in the pharmaceutical industry. He attended Humanistisches Gymnasium in Basel and Ecole de Commerce in Basel and Lausanne.

     Mark F. Dalton has been the President and a director of Tudor Investment Corporation, an investment advisory company, and its affiliates since 1988. From 1979 to 1988, he served in various senior management positions at Kidder, Peabody & Co. Incorporated, including Chief Financial Officer. Mr. Dalton is currently a director of several private companies as well as a closed-end investment fund listed on the Dublin Stock Exchange. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University.

     Stephen P. Goff, Ph.D. has been a member of the Company's Virology Scientific Advisory Board since 1988 and has been its Chairman since April 1991. Dr. Goff has been the Higgins Professor in the Departments of
Biochemistry and Microbiology at Columbia University since June 1990. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

     Paul F. Jacobson, a private investor, was a Managing Director of fixed income securities at Deutsche Bank from January 1996 to November 1997. He was President of Jacobson Capital Partners from 1993 to 1996. From 1986 to 1993, Mr. Jacobson was a partner at Goldman, Sachs, where he was responsible for government securities trading activities. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

     David A. Scheinberg, M.D., Ph.D. has been a member of the Company's Cancer Scientific Advisory Board since 1994. Dr. Scheinberg has been associated with Sloan-Kettering since 1986, where he has held the positions of Associate Professor (since 1994) and Chief (since 1992), Leukemia Service, Member of the Clinical Immunology Service (since 1987) and Head, Laboratory of Hematopoietic Cancer Immunochemistry, Sloan-Kettering Institute (since 1989). He also has held the position of Associate Professor of Medicine and Molecular Pharmacology, Cornell University Medical College (since 1994). He received a B.A. from Cornell University, and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University.

Meetings and Committees of the Board of Directors

          During the fiscal year ended December 31, 1999, the Board of Directors of the Company held five meetings. Each of the incumbent directors except Dr. Goff attended more than 75% of the aggregate number of meetings held by the Board and the Committees thereof on which he served.

          The Audit Committee reviews the annual financial statements of the Company prior to their submission to the Board of Directors, consults with the Company's independent auditors, and examines and considers such other matters in relation to the internal and external audit of the Company's account and in relation to the financial affairs of the Company and its accounts, including the selection and retention of independent auditors. The Audit Committee held one meeting during the fiscal year ended December 31, 1999.

          The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers the Company's stock option Plan. The Compensation Committee met four times during the fiscal year ended December 31, 1999.

          The Company has no standing nominating committee and no committee performing a similar function.

Compensation of Directors

          Directors who are not employees of the Company are paid $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting attended by telephone and $500 for participation in each telephonic meeting. For committee meetings held other than in conjunction with a meeting of the whole Board, non-employee directors are paid $1,000 for attendance in person and $500 for telephonic participation. For committee meetings held on the day after a meeting of the whole Board, non-employee directors are paid $500 for participation; for committee meetings held on the same day, no additional compensation. In addition, non-employee directors are granted each calendar quarter an option to purchase 2,500 shares of the Common Stock at a price equal to the fair market value thereof as of the date of grant.

          All of the directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings. In addition, Dr. Goff and Dr. Scheinberg receive annual compensation in the amounts of $30,000 and $24,000, respectively, for their services as members of the Company's Virology Scientific Advisory Board and Cancer Scientific Advisory Board, respectively.

Voting

          Those nominees receiving a plurality of the votes cast will be elected directors. Abstentions and broker non-votes will not affect the outcome of the election.

          The Board of Directors of the Company deems the election of the eight nominees listed above as directors to be in the best interest of the Company and its stockholders and recommends a vote "FOR" their election.


                            EXECUTIVE COMPENSATION

          The following table sets forth information regarding the aggregate compensation paid by the Company for the three fiscal years ended December 31, 1998 to the Company's Chief Executive Officer and other executive officers whose total compensation exceeded $100,000 during the last fiscal year:

                          SUMMARY COMPENSATION TABLE

                                          Annual
                                      Compensation(1)        Stock
                             Fiscal  ------------------      Option      Other
Name and Principal Position   Year    Salary    Bonus        Grants       (2)
---------------------------  ------  --------  --------  -------------- -------
Paul J. Maddon, M.D., Ph.D.   1999   $400,000  $212,000    7,680 shares $ 6,728
  Chairman of the Board,      1998    275,000   136,000  526,341 shares   4,162
  Chief Executive Officer     1997    250,000   200,000     -             1,662
  and Chief Science Officer

Ronald J. Prentki (3)......   1999   $240,000  $ 79,900   34,762 shares $12,800
  President                   1998    112,500    93,800  191,382 shares   2,500

Robert J. Israel, M.D......   1999   $210,000  $ 58,800   28,652 shares $12,200
  Vice President, Medical     1998    200,000    51,300    1,182 shares   2,500
  Affairs                     1997    185,000    45,000   75,000 shares    -

Robert A. McKinney.........   1999   $133,000  $ 30,500   27,271 shares $10,000
  Vice President, Finance     1998    125,000    28,800      705 shares   2,500
  and Operations and          1997    105,000    21,000   40,000 shares    -
  Treasurer
-----------------------------
(1) Annual compensation consists of base salary and bonus. As to each individual named, the aggregate amounts of all perquisites and other personal benefits, securities and property not included in the summary compensation table above or described below do not exceed the lesser of $50,000 or 10% of the annual compensation.

(2) Other compensation consisted of matching contributions made by the Company under a defined contribution plan available to substantially all employees and amounts to pay the after-tax cost of premiums on long-term disability policies.

(3) Mr. Prentki became an executive officer of the Company in July of 1998.



     The following table sets forth certain information relating to stock option grants to the executive officers named above during the fiscal year ended December 31, 1999:

      STOCK OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                            Percent
                                           of Total                        Potential Realizable Value
                               Number       Option                           at Assumed Annual Rates
                              of Shares     Shares     Exercise            of Stock Price Appreciation
                             Underlying     Granted     Price     Expir-         for Option Term
                               Options      to Em-       per      ation    ---------------------------
Name                         Granted<F1>  Ployees<F2>   Share      Date         5%            10%
---------------------------  -----------  -----------  --------  --------  ------------  -------------
Paul J. Maddon, M.D., Ph.D.        847         *        $11.69     7/1/99     $  1,747       $  1,747
                                 3,750         *         15.00    10/1/99        9,926          9,926
                                 1,801         *         13.875    1/1/00        4,412          4,412
                                 1,282         *         19.50     4/1/00        4,412          4,412

Ronald J. Prentki..........        476         *        $11.69     7/1/99     $    982       $    982
                                 1,896         *         15.00    10/1/99        5,019          5,019
                                 1,621         *         13.875    1/1/00        3,969          3,969
                                   769         *         19.50     4/1/00        2,647          2,647
                                30,000       10.0%       13.00     7/6/09      245,269        621,650

Robert J. Israel, M.D......        423         *        $11.69     7/1/99     $    873       $    873
                                 1,250         *         15.00    10/1/99        3,309          3,309
                                 1,621         *         13.875    1/1/00        3,198          3,198
                                   673         *         19.50     4/1/00        2,316          2,316
                                25,000        8.7%       13.75    4/16/09      216,183        547,849

Robert A. McKinney.........        264         *        $11.69     7/1/99     $    545       $    545
                                   838         *         15.00    10/1/99        2,218          2,218
                                   743         *         13.875    1/1/00        1,819          1,819
                                   426         *         19.50     4/1/00        1,467          1,467
                                25,000        8.7%       13.75    4/16/09      216,183        547,849
-----------------------------
*Less than 1%

<F1>Options that expired in 1999 or 2000 were all granted under the Company's
    Employee Stock Purchase Plan or Non-Qualified Employee Stock Purchase Plan at exercise prices equal to the lower of the fair market value on the date of grant or 85% of the fair market value on the date of exercise. Options expiring in 2009 were all granted under the Company's Amended 1996 Stock Incentive Plan.

<F2>The Company's employees were granted options during the 1999 fiscal year with respect to a total of 286,697 shares, 32,197 shares from the Company's Employee Stock Purchase Plan or Non-Qualified Employee Stock Purchase Plan and 254,500 shares from the Company's Amended 1996 Stock Incentive Plan.

          The following table sets forth information as to the exercises of options during the fiscal year ended December 31, 1999 and the number and value of unexercised options held by the executive officers named above as of December 31, 1999:

            AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES


                                 Exercises During            Number of
                                  the Fiscal Year        Shares Underlying      Value of Unexercised
                             -------------------------  Unexercised Options   In-the-Money Options<F1>
                              Number                    --------------------  ------------------------
                             of Shares      Value         Exer-     Unexer-      Exer-       Unexer-
 Name                        Acquired      Realized      cisable    cisable     cisable      cisable
---------------------------  ---------  --------------  ---------  ---------  -----------  -----------
Paul J. Maddon, M.D., Ph.D.        653    $  1,211<F2>   899,774    100,000   $29,862,747   $3,677,501
                                   688       2,752<F3>
                                   847       1,760<F4>
                                 3,750      24,847<F5>

Ronald J. Prentki..........        819    $  1,519<F2>    38,000    182,000   $ 1,505,750   $7,099,500
                                   563       2,252<F3>
                                   476         981<F4>
                                 1,996      13,424<F5>

Robert J. Israel, M.D......        682    $  1,265<F2>   105,000     60,000   $ 4,213,063   $2,897,500
                                   500       2,000<F3>
                                   423         871<F4>
                                 1,250       8,281<F5>
                                10,000     177,500<F6>

Robert A. McKinney.........        392    $    727<F2>    62,250     49,000   $ 2,798,831   $1,955,125
                                   313       1,252<F3>
                                   264         544<F4>
                                   838       5,552<F5>
                                10,000     203,300<F7>
-----------------------------

<F1>Based on a closing price of $48.875 on December 31, 1999 on the Nasdaq
    National Market.

<F2>Based on a closing price on the Nasdaq National Market of $12.375 on
    January 1, 1999, the date of exercise.

<F3>Based on a closing price on the Nasdaq National Market of $14.00 on April
    1, 1999, the date of exercise.

<F4>Based on a closing price on the Nasdaq National Market of $13.75 on July
    1, 1999, the date of exercise.

<F5>Based on a closing price on the Nasdaq National Market of $21.625 on
    October 1, 1999, the date of exercise.

<F6>Based on a resale price for the shares acquired of $21.75 on September 9,
    1999, the date of exercise.

<F7>Based on a resale price for the shares acquired of $24.00 on September 14,
    1999, the date of exercise.

Employment Agreements

          The Company has entered into an employment agreement with Paul J. Maddon, M.D., Ph.D. pursuant to which Dr. Maddon is to serve as Chairman of the Board, Chief Executive Officer and Chief Science Officer of the Company at an annual salary of $400,000 for 1999 to increase at a rate of not less than 3% per year and a discretionary bonus in an amount to be determined by the Board of Directors. The agreement expires on December 21, 2001, subject to automatic annual extensions absent 90-day notice of non-extension by either party. Under the agreement, Dr. Maddon was also granted options to purchase 525,000 shares of the Common Stock at exercise prices of $12.00 per share with respect to 500,001 shares and $13.20 per share with respect to 24,999 shares. The options with respect to 300,000 shares vested or will vest in equal portions on January 1, 1999, 2000 and 2001. The options with respect to 225,000 have become fully vested because the average selling price for the Common Stock on the Nasdaq National Market has exceeded certain specified levels. The agreement provides that, upon termination by the Company without cause (as defined in the agreement) or by Dr. Maddon for good reason (as defined in the agreement), the Company will continue for two years to pay Dr. Maddon's annual salary and benefits and a $50,000 annual bonus.

          The Company has entered into an employment agreement with Ronald J. Prentki pursuant to which Mr. Prentki is to serve as President of the Company at an annual salary of $225,000. The agreement expires on March 31, 2001, subject to automatic annual extensions absent 180-day notice of non-extension by either party. The agreement provides that, upon termination by the Company without cause (as defined in the agreement) or by Mr. Prentki for good reason (as defined in the agreement), the Company will continue for one year to pay Mr. Prentki's annual salary and benefits and an annual bonus to the extent paid to other senior executives of the Company. The agreement as amended also provided for the grant to Mr. Prentki of a ten-year option to purchase 190,000 shares of the Common Stock at an exercise price of $9.25 per share.

          The Company has in effect an employment arrangement with Robert J. Israel, M.D. pursuant to which Dr. Israel is to serve as Vice President, Medical Affairs of the Company at an annual salary of $200,000 and is entitled to nine months' salary if his employment is terminated by the Company without cause.

Indebtedness of Management

          On February 16, 2000, the Company entered into an agreement to provide Robert J. Israel, M.D. with a loan of up to $100,000 to help him purchase a home closer to the Company's principal place of business. The loan is evidenced by a promissory note bearing interest at the rate of 6% per year and calling for $10,000 principal payments on June 30 and December 31 of each year. Under the agreement with Dr. Israel, principal and interest under the promissory note will be forgiven and treated as additional compensation if Dr. Israel is an employee of the Company when such amounts become due. At April 12, 2000, $67,000 had been extended under the loan agreement and none had been repaid or forgiven.

Compensation Committee Report on Executive Compensation and Option Repricing

          The Compensation Committee's policies applicable to the compensation of the Company's executive officers are based on the principle that total compensation should be set to attract and retain those executives critical to the overall success of the Company and should reward executives for their contributions to the enhancement of shareholder value.

          The key elements of the executive compensation package are base salary, employee benefits applicable to all employees, an annual discretionary bonus and long-term incentive compensation in the form of stock options. In general, the Compensation Committee has adopted the policy that compensation for executive officers should be competitive with that paid by leading biotechnology companies for corresponding senior executives. The Compensation Committee also believes that it is important to have stock options constitute a substantial portion of executive compensation in order to help executives align their interests with those of the stockholders.

          In determining the compensation for each executive officer, the Compensation Committee generally considers (i) data from outside studies and proxy materials regarding compensation of executive officers at comparable companies, (ii) the input of other directors regarding individual performance of each executive officer and (iii) qualitative measures of Company performance such as progress in the development of the Company's technology, the engagement of corporate partners for the commercial development and marketing of products and the success of the Company in raising the funds necessary to conduct research and development. The Compensation Committee's consideration of such factors is subjective and informal.

          The compensation of Paul J. Maddon, the Chief Executive Officer of the Company, for 1999 consisted of the $400,000 in annual salary called for under his employment agreement described above and $200,000 in a year-end discretionary bonus. In approving the year-end bonus and the increase in the annual salary from $400,000 to $440,000, the Compensation Committee considered the importance of Company's progress in its programs for the discovery of HIV therapeutics and the development of cancer vaccines and concluded that Dr. Maddon's leadership contributed significantly to the Company's achievements and progress in the past and that Dr. Maddon will continue to make significant contributions to the Company's performance in the future.

                         Compensation Committee of the
                              Board of Directors
                              Charles A. Baker
                              Mark F. Dalton
                              Paul F. Jacobson

Comparative Stock Performance Graph

          The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Pharmaceutical Index, assuming an investment of $100 on November 19, 1997, the date of the Company's initial public offering, in each of the Company's Common Stock, the stocks comprising the Nasdaq Market Index and the stocks comprising the Nasdaq Pharmaceutical Index.

                                         Nasdaq      Nasdaq
                           Progenics     Market      Pharm.
                           ---------     ------      ------
                 11/19/97     100          100         100
                 12/31/97     175           98          98
                 12/31/98     155          139         104
                 12/31/99     620          250         230

Section 16(a) Beneficial Ownership Reporting and Compliance

          Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to the Company with respect to the last fiscal year, the Company believes that each of the persons required to file such reports is in compliance with all applicable filing requirements.

PROPOSALS II:  AMENDMENT OF THE COMPANY'S AMENDED 1996 STOCK INCENTIVE PLAN

          The Company's Board of Directors has determined that additional shares of the Common Stock should be made available for awards under the Company's Amended 1996 Stock Incentive Plan (the "Plan") to the Company's employees, directors, advisors and consultants who will be responsible for the financial success and growth of the business of the Company. In this connection, the Board has unanimously approved, subject to stockholder approval, amendments to the Plan (i) to increase the maximum number of shares of Common Stock available for grant thereunder from 2,000,000 shares to 4,000,000 shares, (ii) to provide for the delegation of authority to grant certain stock options to a committee of directors who may also be officers of the Company and (iii) to set 750,000 as the maximum number of shares with respect to which options may be granted during any two-year period. If the amendments to the Plan are not approved by the stockholders, the Company will reevaluate how it will provide incentives to the Company's existing and future employees, directors, advisors and consultants.

Summary of the Plan

          The following is a brief summary of the Plan as it is proposed to be amended.

          Purpose The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate and retain employees, directors, advisors and consultants and to provide a means to encourage stock ownership and a proprietary interest in the Company by the employees, directors, advisors and consultants upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend.

          Eligible Participants The eligible participants in the Plan are the Company's employees, directors, advisors and consultants, as determined and designated from time to time by the Company's Compensation Committee in its sole discretion. At March 31, 2000 there were 50 employees, 6 non-employee directors and approximately 25 other advisors and consultants eligible to participate in the Plan.

          Grants Under the Plan The Plan provides for the grant of options to purchase the Common Stock (including both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options) and the award of stock appreciation rights, restricted stock, performance shares and phantom stock, as described more fully below. In no event may a participant be granted an option under the Plan if such grant, when taken together with all grants to the participant within the preceding two-year period, would result in the grant of options with respect to more than 750,000 shares of the Common Stock.

          Administration The Plan is administered by the Compensation Committee of the Board of Directors of the Company.

          Subject to the provisions of the Plan, the Compensation Committee has the authority and discretion to grant stock options and other awards, to interpret the provisions of the Plan and the option and award agreements made thereunder and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan.

          Maximum Shares to be Issued The maximum number of shares of the Common Stock that may be issued pursuant to the grant of options and awards under the Plan is 4,000,000 in the aggregate (subject to antidilution adjustments). Any shares subject to an option or award under the Plan that cease to be issuable thereunder will thereafter be available for further option or award grants.

          Stock Option Grants The Compensation Committee specifies the terms and conditions of stock options granted under the Plan including without limitation the number of shares covered by each option, the exercise price, the option period, any vesting restrictions with respect to the exercise of the option and whether each option is intended to qualify as an incentive stock option. No option under the Plan may have an option exercise period of more than ten years. Options intending to qualify as incentive stock options must have an exercise price per share of not less than the fair market value of the Common Stock on the date of grant. Furthermore, options intending to qualify as incentive stock options and granted to a person who at the time of the grant holds more than 10% of the total combined voting power of all classes of stock of the Company must have an exercise price per share of not less than 110% of the fair market value of the Common Stock on the date of grant and an option exercise period of not more than five years.

          Stock Appreciation Rights Stock appreciation rights, which may be granted alone or in tandem with stock options under the Plan, entitle the participant to receive in cash or in shares of the Common Stock the difference between the fair market value of the Common Stock on the date of exercise and a base price set at the time of grant. The Compensation Committee specifies the terms and conditions of the stock appreciation rights granted under the Plan including without limitation the number of shares covered by each grant, the base price, the exercise period (which may in no event exceed ten years), any vesting restrictions with respect to exercise and whether payment will be in cash or shares.

          Restricted Stock Awards Restricted stock is issued under the Plan to participants pursuant to restrictions on transfer and subject to risk of forfeiture if certain conditions are not met, such as continuing employment with the Company. The Compensation Committee specifies the terms and conditions of each restricted stock award under the Plan including without limitation the number of shares issued, the price if any to be paid for the shares and the vesting schedule with respect to the lapse of restrictions.

          Performance Awards Performance awards entitle the participant to receive cash or shares of the Common Stock upon the achievement of certain performance goals. The Compensation Committee specifies the terms and conditions of the performance awards under the Plan including without limitation the dollar amount and number of shares covered by each award and the performance goals to be achieved and the period of time to achieve those goals (which may in no event exceed ten years). The Compensation Committee may also in its discretion make revisions to the awards subsequent to their initial grant and will determine the extent to which performance goals have been reached.

          Phantom Stock Phantom stock awards entitle the participant to receive a cash payment equal to a hypothetical number of shares of the Common Stock times the difference between the fair market value of the Common Stock on the date the award becomes vested and the fair market value of the Common Stock on the date of grant. The Compensation Committee specifies the terms and conditions of the phantom stock awards under the Plan including without limitation the number of hypothetical shares covered by each grant, the vesting period (which may in no event exceed ten years) and the maximum amount if any to be paid under the award.

          Restrictions on Transfer Stock options and awards under the Plan may not be transferred by a participant other than by will or by the laws of descent and distribution and may be exercised during the participant's lifetime only by the participant. Notwithstanding the foregoing, the Compensation Committee may in its discretion permit transfers of nonqualified options to members of the participant's immediate family or to charitable institutions.

          Federal Income Tax Consequences The grant of stock options and awards under the Plan will have no federal income tax consequences to either the Company or the participant (unless, with respect to the issuance of restricted stock granted, the participant files an election to be taxed currently under section 83(b) of the Code). The exercise of incentive stock options will generally have no federal income tax consequences to either the Company or the participant, although the excess of the value of the stock over the exercise price is potentially subject to the alternative minimum tax under
Section 55 of the Code. Upon exercise of nonqualified options or stock appreciation rights, the vesting of restricted stock (or the issuance thereof if the participant files a section 83(b) election) and any payment to the participant with respect to performance awards and phantom stock, the participant will be subject to federal income tax on the excess of the value of the stock over the amount paid therefor and the Company will be entitled to take a corresponding federal income tax deduction (subject to possible limitations on deductibility of executive compensation).

          The foregoing is a general description of the federal income tax consequences relating to the grant and payment with respect to awards under the Plan. It does not purport to cover the special rules under the Code, administrative and judicial interpretations, possible changes in the law or state and local income tax consequences.

          Amendment The Board of Directors of the Company may at any time amend or terminate the Plan, provided that no such amendment may be made without the approval of the stockholders of the Company to the extent approval is required by applicable laws, rules or regulations and provided further that no amendment or termination may adversely affect the rights of a participant with respect to an outstanding award.

Grant Information

          At March 31, 2000, there were outstanding options with respect to 1,876,650 shares of the Common Stock granted pursuant to the Plan. It is not possible to determine the award grants that will be made pursuant to the Plan in the future, except with respect to non-employee directors as described in note (2) in the table below. The table below sets forth information regarding award grants, all of which were in the form of stock option grants, made under the Plan during the fiscal year ended December 31, 1999.

                                                       Number of
                                          Dollar     Shares Under-
   Name and Position                      Value*     lying Options
----------------------------------        ------     -------------
Paul J. Maddon, M.D., Ph.D..........        -             -
 Chairman of the Board, Chief
 Executive Officer and Chief
 Science Officer

Ronald J. Prentki...................        -            30,000
 President

Robert J. Israel, M.D...............        -            25,000
 Vice President, Medical Affairs

Robert A. McKinney..................        -            25,000
 Vice President, Finance and
 Operations and Treasurer

All current executive officers
 as a group.........................        -            80,000

All current directors who are not
 executive officers as a group (2)..        -            60,000

All employees, including all current
 officers who are not executive
 officers, as a group...............        -           110,500
_______________
(1) Based upon the excess of the fair market value of the Common Stock on the date of grant over the exercise price.

(2) Non-employee directors are automatically granted on the first day of each quarter an option under the Plan to purchase 2,500 shares at a price equal to the fair market value thereof on the date of grant.

Voting

          Under applicable rules of the Nasdaq Stock Market, the amendment must be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present, or represented, and entitled to vote at the meeting. Abstentions from voting on this proposal will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on this proposal.

          The Board of Directors of the Company deems the adoption of the amendments to the Company's Amended 1996 Stock Incentive Plan to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal II.

PROPOSAL III:  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

          The Board of Directors has selected PricewaterhouseCoopers LLP to serve as independent accountants for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1994.

          A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions. Although it is not required to do so, the Board of Directors is submitting the selection of independent accountants for ratification at the meeting. If this selection is not ratified, the Board of Directors will reconsider its choice.

          A majority of the votes cast (excluding abstentions and broker non-votes) at the meeting in person or by proxy is necessary for ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company.

          The Board of Directors of the Company deems the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal III.


                                   FORM 10-K

          Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December, 31, 1999 by directing written requests to Investor Relations, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.


                             STOCKHOLDER PROPOSALS

          All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company contemplated to be held in June 2001 must be received by the Company no later than December 31, 2000, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.


                                OTHER BUSINESS

          The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

          The prompt  return of  your proxy  will be appreciated and helpful in
obtaining the  necessary vote.   Therefore, whether or not you expect to attend
the meeting, please sign the proxy and return it in the enclosed envelope.


                                   By order of the Board of Directors

                                   ROBERT A. MCKINNEY
                                   Secretary

Tarrytown, New York
May 1, 2000

                        PROGENICS PHARMACEUTICALS, INC.
                          777 Old Saw Mill River Road
                           Tarrytown, New York 10591

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Paul J. Maddon, M.D., Ph.D., Ronald J. Prentki and Robert A. McKinney, and each of them, as Proxies each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Progenics Pharmaceuticals, Inc. held of record by the undersigned on May 1, 2000 at the Annual Meeting of Stockholders to be held on June 28, 2000 or any adjournments or postponements thereof.

1.   ELECTION OF DIRECTORS

          Nominees:
 Paul J. Maddon, M.D., Ph.D.        STOCKHOLDERS MAY  WITHHOLD AUTHORITY TO
      Ronald J. Prentki             VOTE FOR  ANY NOMINEE BY DRAWING A LINE
       Charles A. Baker             THROUGH OR  OTHERWISE STRIKING  OUT THE
        Kurt W. Briner              NAME  OF   SUCH  NOMINEE.    ANY  PROXY
        Mark F. Dalton              EXECUTED  IN  SUCH  MANNER  AS  NOT  TO
    Stephen P. Goff, Ph.D.          WITHHOLD  AUTHORITY  TO  VOTE  FOR  THE
       Paul F. Jacobson             ELECTION OF ANY NOMINEE SHALL BE DEEMED
 David A. Scheinberg, M.D., Ph.D.   TO GRANT SUCH AUTHORITY.


        _ GRANT authority to vote for   _ WITHOLD authority to
          the eight nominees as a         vote for the eight
          group                           nominees as a group

2. Amendment of the Company's Amended 1996 Stock Incentive Plan to provide among other things for the increase in the maximum number of shares of the Company's Common Stock available thereunder for issuance from 2,000,000 to 4,000,000

        _ FOR           _ AGAINST       _ ABSTAIN

3. Ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1999

        _ FOR           _ AGAINST       _ ABSTAIN

4. Authority to vote in their discretion on such other business as may properly come before the meeting

        _ FOR           _ AGAINST       _ ABSTAIN

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named above.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.


                                   Dated                        , 2000
                                         -----------------------

                                   -----------------------------------
                                                (Signature)

                                   -----------------------------------
                                        (Signature if held jointly)


                                   Please sign exactly as name appears hereon.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.